Jewett-Cameron Announces 2 for 1 Stock Split

North Plains, Oregon, May 9, 2018 – The Board of Directors of Jewett-Cameron Trading Company Ltd. (NASDAQ: JCTCF) have approved a two-for-one split of the Company's common stock.

"We have completed several common share repurchase plans since our last stock split in 2013 that have reduced the number of common shares outstanding,” said CEO Charlie Hopewell.  “This new stock split is expected to increase the liquidity and availability of our shares and could facilitate any new repurchase programs that may be approved by the Board of Directors in the future.”

The record date for the two-for-one stock split is the close of business on May 22nd, with the distribution of new shares scheduled for on or about May 25th, 2018. As a result of the split, shareholders will receive one additional common share for each common share they hold as of the record date. The total number of common shares outstanding will increase from 2,234,494 to 4,468,988.

Jewett-Cameron Trading Company is a holding company that, through its subsidiaries (Jewett-Cameron Companies), operate out of facilities located in North Plains, Oregon. Those businesses consist of the manufacturing and distribution of patented and patent pending specialty metal products, wholesale distribution of wood products, seed processing and sales, and sales of industrial tools and clamps. The Company’s brands include Lucky Dog, Animal House and AKC licensed products in the expanding pet market; fencing products under the Adjust-A-Gates, Fit-Right, Perimeter Patrol, and INFINITY Euro fence systems brands; Early Start, Spring Gardner, and Weatherguard for greenhouses; and TrueShade for patio umbrellas, furniture covers and canopies. Additional information about the Company and its products can be found the Company’s website at www.jewettcameron.com.

Forward-looking Statements

The information in this release contains certain forward-looking statements that anticipate future trends and events.  These statements are based on certain assumptions that may prove to be erroneous and are subject to certain risks, including but not limited to, the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry, and other factors detailed in the Company’s SEC filings.  Accordingly, actual results may differ, possibly materially, from predictions contained herein.

Contact: Charlie Hopewell, President & CEO, (503) 647-0110

Source: Jewett-Cameron Trading Company Ltd.